Exhibit 23.1


                     Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Amendment No. 3 (Form S-3 No. 333-827) and related Prospectus of EDITEK, Inc. for the registration of 11,798,193 shares of its common stock and to the incorporation by reference therein of our report dated February 23, 1996, except for Note 12, as to which the date is May 9, 1996, with respect to the consolidated financial statements and schedule of EDITEK, Inc. included in its Annual Report (Form 10-K/A-1) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                                       Ernst & Young LLP


Raleigh, North Carolina
May 10, 1996


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